Exhibit 99.1

VIRPAX PHARMACEUTICALS REPORTS 2024 FIRST QUARTER RESULTS AND RECENT DEVELOPMENTS

BERWYN, PA, May 13, 2024 — Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ: VRPX), a company specializing in developing non-addictive products for pain management, post-traumatic stress disorder, central nervous system (CNS) disorders and viral barrier indications, today announced its financial results for the three months ended March 31, 2024, and other recent developments.

“We recently reported results for a Probudur™ Maximum Tolerated Dose Study, as we continue to make steady progress in anticipation of filing our IND. The results of this study, as expected, confirmed our belief that a single injection of Probudur was well-tolerated. Our studies to date continue to reaffirm our belief that Probudur’s proprietary formulation has the potential to provide both immediate relief as well as sustained relief at the wound site, avoiding the need for additional free bupivacaine or an opioid,” stated Gerald W. Bruce, CEO of Virpax Pharmaceuticals.

“Both Envelta™ which is being developed to manage acute and chronic pain, and NobrXiol™ which is being developed for the management of rare pediatric epilepsy, utilize our intranasal Molecular Envelope Technology (MET) developed by Nanomerics, a London-based private company. Nanomerics was recently awarded the United Kingdom’s most prestigious business award, the King’s Award for Enterprise 2024 in the innovation category. This award recognizes Nanomerics development of MET, its active excipient platform for Precision Medicines which has improved efficacy while reducing side effects,” continued Mr. Bruce. “We congratulate them for this well-deserved recognition and are pleased to be utilizing this innovative drug delivery method for a number of our product candidates.”

“Finally, we are advancing our product candidates while identifying and applying for additional grants as well as pursuing licensing opportunities and engaging in discussions with interested parties. While there are no guarantees that we will be successful, we are encouraged with the ongoing level of interest and activity,” concluded Mr. Bruce.

RECENT DEVELOPMENTS

●	On April 30, 2024, Virpax announced the results of Maximum Tolerated Dose Study for Probudur. The dosing ranges were selected based on a prior preliminary study. All doses of Probudur were well-tolerated. There were no noteworthy effects on body weight, clinical chemistry, hematology, or coagulation. It was also observed that bupivacaine appears to be less toxic in the presence of liposomes than when administrated as a free drug.

●	The litigation settlement and mutual release agreement between the Company and Sorrento Therapeutics, Inc. (Sorrento) and Scilex Pharmaceuticals, Inc. was approved by the United States Bankruptcy Court for the Southern District of Texas which is overseeing the Sorrento Bankruptcy filing. As a result, Virpax made its initial payment under the agreement on March 18, 2024.

●	On February 7, 2024, Virpax announced the initial results from the pilot study for Probudur™ performed by the U.S. Army Institute of Surgical Research (USAISR) under an existing Cooperative Research and Development Agreement (CRADA). This study was designed to determine if Probudur reduces pain behaviors in a rat model of incisional pain. Two concentrations of Probudur were injected into the tissue around the incision site as well as a saline solution for the control group. Both doses of Probudur showed reduction in incision-induced pain behaviors. The Company expects that the next step by the USAISR would be a full powered study comparing Probudur with free bupivacaine and EXPAREL®.

●	Virpax was highlighted in a Forbes.com article on January 14, 2024, entitled, “Virpax: A Promising Stock in A Sickly Biotech Market.” The article discussed the Company’s lead pain products as well as mentioning grants from both the National Institutes of Health and the Pentagon.

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2024

General and administrative expenses were $1.7 million for the three months ended March 31, 2024, compared to $0.4 million for the same period in 2023. The primary reason for the increase in general and administrative costs was a one-time reimbursement of legal defense costs of $1.25 million pursuant to our directors’ and officers’ insurance policy in the first quarter of 2023, which offset general and administrative expenses.

Research and development expenses were $1.6 million for the three months ended March 31, 2024, compared to $1.2 million for the same period in 2023. The increase was primarily attributable to $0.8 million related to preclinical activities for Probudur, our lead asset. This was partially offset by a decrease in AnQlar preclinical activities of $0.3 million, and a decrease in NobrXiol preclinical activities of $0.1 million.

The operating loss for the three months ended March 31, 2024, was $3.2 million, compared to $1.5 million for the same period in 2023.

At March 31, 2024, Virpax had cash of approximately $1.9 million.

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management products candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for two prescription drug candidates that employ two different patented drug delivery platforms. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain and Envelta™ is an intranasal molecular envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop one other prescription product candidate, NobrXiol™, which is being developed for the nasal delivery of a pharmaceutical-grade cannabidiol (CBD) for the management of rare pediatric epilepsy. Virpax has competitive cooperative research and development agreements (CRADAs) for two of its prescription drug candidates, one with the National Institutes of Health (NIH) and one with the Department of Defense (DOD). Virpax is also seeking approval of two nonprescription product candidates: AnQlar, which is being developed to inhibit viral replication caused by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac spray film formulation being developed to manage pain associated with osteoarthritis. For more information, please visit virpaxpharma.com and follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s planned clinical trials, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “continue,” “would” and similar expressions and the negatives of those terms and include statements such as continuing to make steady progress in anticipation of the Company filing its IND for Probudur, Probudur’s proprietary formulation having the potential to provide both immediate relief as well as sustained relief at the wound site avoiding the need for additional free bupivacaine or an opioid, the Company advancing its product candidates while identifying and applying for additional grants as well as pursuing licensing opportunities and engaging in discussions with interested parties and the next step by the USAISR being a full powered study comparing Probudur with free bupivacaine and EXPAREL®. These statements relate to future events or the Company’s financial performance and involve known and unknown risks, uncertainties, and other factors, including the Company’s ability to file its IND Probudur as planned and successfully complete research and further development, including commercialization of Company drug candidates in current or future indications; the Company’s ability to obtain additional grant funding and pursue licensing opportunities; the uncertainties inherent in clinical testing; the Company’s ability to manage and successfully complete clinical trials and the research and development efforts for multiple product candidates at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals for the Company’s product candidates; the Company’s ability to protect its intellectual property; the loss of any executive officers or key personnel or consultants and the ability of such executives to make valuable contributions to the Company; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s product candidates; the Company’s ability to continue to obtain capital to meet its short and long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to fulfill contractual obligations of its settlement, continue operations and commence and complete clinical trials that the Company plans to initiate; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q that the Company files with the U.S. Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2024	December 31, 2023

ASSETS
Current assets
Cash	$1,866,131	$9,141,512
Prepaid expenses and other current assets	1,264,276	486,833
Total current assets	3,130,407	9,628,345
Total assets	$3,130,407	$9,628,345

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,843,791	$1,694,024
Litigation liability	2,500,000	6,000,000
Total current liabilities	4,343,791	7,694,024
Total liabilities	4,343,791	7,694,024

Commitments and contingencies

Stockholders’ (deficit) equity
Preferred stock, par value $0.00001, 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2024, and December 31, 2023	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized, 1,171,233 shares issued and outstanding as of March 31, 2024, and December 31, 2023	12	12
Additional paid-in capital	61,551,163	61,478,444
Accumulated deficit	(62,764,559)	(59,544,135)
Total stockholders’ (deficit) equity	(1,213,384)	1,934,321
Total liabilities and stockholders’ (deficit) equity	$3,130,407	$9,628,345

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2024	2023
OPERATING EXPENSES
General and administrative (net of insurance reimbursement of $1,250,000 during the three months ended March 31, 2023)	$1,689,182	$415,451
Research and development	1,613,275	1,235,614
Total operating expenses	3,302,457	1,651,065

Loss from operations	(3,302,457)	(1,651,065)

OTHER INCOME
Other income	82,033	130,531
Loss before income taxes	(3,220,424)	(1,520,534)
Income taxes	—	—
Net loss	$(3,220,424)	$(1,520,534)

Basic and diluted net loss per share	$(2.75)	$(1.30)
Basic and diluted weighted average common stock outstanding	1,171,233	1,171,233

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,220,424)	$(1,520,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	72,719	140,583
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(777,443)	(828,065)
Accounts payable and accrued expenses	(304,184)	199,649
Litigation liability	(3,500,000)	—
Net cash used in operating activities	(7,729,332)	(2,008,367)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from insurance financing agreement	502,798	—
Payments to insurance financing agreement	(48,847)	—
Net cash provided by financing activities	453,951	—

Net change in cash	(7,275,381)	(2,008,367)
Cash, beginning of period	9,141,512	18,995,284
Cash, end of period	$1,866,131	$16,986,917

Contact:

Betsy Brod

Affinity Growth Advisors

betsy.brod@affinitygrowth.com

212-661-2231